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                                                           EXHIBIT (a)(10)(C)

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

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ROLLING INVESTOR GROUP, INC.,
on behalf of itself and all others similarly situated,       Index No.

                  Plaintiff,

                                                             COMPLAINT

         - v. -

                                                             JURY TRIAL DEMANDED

BERLITZ INTERNATIONAL, INC., JAMES KAHL, EDWARD G. NELSON,
ROBERT L. PURDUM, ANTONY P. RESSLER, SOICHIRO
FUKUTAKE, LAWRENCE M. BERG,TAKURO ISODA, JAMES LEWIS,
ROBERT MINSKY, MAKOTO OBARA, BENESSE CORPORATION and BENESSE HOLDINGS INTERNATIONAL, INC.,

                  Defendants.

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                  Plaintiff states for its complaint as follows:

                                  INTRODUCTION

                  This action arises out of an improper scheme and plan by Benesse Corporation ("Benesse") and Benesse Holdings International, Inc. ("collectively also "Benesse") who are the majority shareholders of Berlitz International, Inc. ("Berlitz" or the "Company"), to acquire the remaining equity interest of the Company they do not already own in a going-private transaction for grossly inadequate consideration and without adequate procedural protections customarily afforded public shareholders under such circumstances. Plaintiff alleges that, in connection with the proposed transaction, the defendants have engaged and are continuing to engage in acts of self-dealing, unfair dealing, gross overreaching and breaches of their fiduciary duties, all in an effort to enable Benesse to acquire the remaining outstanding shares of the Company for as little as possible. Plaintiff alleges that it and other

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public stockholders of Berlitz are entitled to enjoin the transaction, or alternatively, recover damages in the event the transaction is consummated.

                                   THE PARTIES

                  1. Plaintiff Rolling Investor Group, Inc. is and has been at all relevant times been the owner of Berlitz common stock.

                  2. (a) Defendant Berlitz is a corporation organized and existing under the laws of the State of New York, with its principal executive offices located at 400 Alexander Park, Princeton, New Jersey. Berlitz conducts business in New York county. For example it held its 2000 shareholder meeting in New York City, and this Court, therefore, has venue and jurisdiction over this matter. The Company offers language instruction services worldwide.

                     (b) As of April 17, 2000, Berlitz had 9.529 million shares of common stock issued and outstanding, which shares are traded on the New York Stock Exchange. As of March 17, 1998 there were approximately 84 shareholders of record of Berlitz common stock, which shareholders are located throughout the country and likely many more beneficial owners.

                  3. By virtue of its majority stock ownership in the Company, Benesse, which in combination with its affiliates owns approximately 76% of Berlitz's outstanding common stock, owes the highest fiduciary duties of good faith, loyalty, fair dealing, due care and candor to plaintiff and other members of the class. In connection with its efforts to acquire the Company as described below, Benesse has fiduciary obligations to class members, which include the obligation to offer them a fair price and act in a procedurally fair manner.

                  4. Defendants James Kahl ("Kahl"), Edward G. Nelson ("Nelson"), Robert L. Purdum ("Purdum"), Antony P. Ressler ("Ressler"), Soichiro Fukutake ("Fukutake"), Lawrence M. Berg ("Berg"), Takuro Isoda ("Isoda"), James Lewis ("Lewis"), Robert Minsky


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("Minsky") and Makoto Obara ("Obara") are and have been at all relevant times directors of Berlitz.

                  5. The individuals identified in paragraph 4 are collectively referred to hereinafter as the "Individual Defendants."

                  6. As directors of the Company, each of the Individual Defendants has the highest fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to plaintiff and the other members of the class. Moreover, Benesse as the majority shareholder of Berlitz, owes the same fiduciary duties of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

                  7. Plaintiff brings this action for declaratory, injunctive and other relief individually and as a class action, pursuant to Article 9 of the Civil Practice Law and Rules on behalf of all common stockholders of Berlitz (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who are being deprived of the opportunity to maximize the value of their Berlitz shares by the wrongful acts of the defendants described herein (the "Class").

                  8. This action is properly maintainable as a class action for the following reasons:

                           (a) The Class is so numerous that joinder of all
members is impracticable. As of April, 2000, there were over 9.5 million shares of the Company stock held by 84 shareholders of record and likely many more beneficial holders.

                           (b) Members of the Class are scattered throughout the
United States and are so numerous that it is impracticable to bring them all before this Court.

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                           (c) There are questions of law and fact which are
common to the Class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

                                     (i) Whether defendants have engaged and are
                  continuing to engage in a plan and scheme to benefit themselves at the expense of the members of the Class;

                                    (ii) Whether Benesse, as the controlling
                  stockholder of Berlitz has fulfilled, and is capable of fulfilling, its fiduciary duties to plaintiff and the other members of the Class, including its duties of entire fairness, loyalty, due care, and candor;

                                    (iii) Whether the defendants have disclosed
                  all material facts in connection with the challenged transaction; and

                                    (iv) Whether plaintiff and the other members
                  of the Class would be irreparably damaged were defendants not enjoined from the conduct described herein;

                           (d) The claims of plaintiff are typical of the claims
of the other members of the Class in that all members of the Class will be damaged by defendants' actions.

                           (e) Plaintiff is committed to prosecuting this action
and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.

                           (f) A class action is superior to any other method
available for the fair and efficient adjudication of this controversy since it would be impractical and undesirable for


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each of the members of the Class, who has suffered or will suffer damages, to bring separate actions.

                  9. Moreover, defendants have acted and will continue to act on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

                  10. On or about December 29, 2000, the Company issued a press release announcing that it had received a proposal from the Benesse to acquire all of the outstanding shares of Berlitz stock at a price of $12.00 per share (the "Offer").

                  11. The Offer is well below the 52-week high of the Company share price, which has fallen from as high as $19.75 during the past twelve months.

                  12. The Offer is timed to take advantage of the currently depressed price of Berlitz common stock.

                  13. The Offer is wrongful, unfair and harmful to Class members and represents an attempt by Benesse to aggrandize its personal and financial positions and interests, and to enrich itself, at the expense of and to the detriment of Class members. In seeking to consummate the Offer, Benesse has failed to offer a fair price or afford Class members adequate procedural safeguards, all in violation of its fiduciary obligations.

                  14. Benesse has breached its fiduciary duties by failing to offer a fair price to Class members for their Berlitz shares. The proposed consideration is not the result of arms'-length negotiations, and is not based upon any independent valuation of the current or projected value of Berlitz, but was fixed arbitrarily by Benesse as part of its unlawful plan and scheme to advance its self interests to the detriment of the Class. The amount of the Offer is grossly


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inadequate in view of, among other things, the market price of Berlitz shares prior to the announcement to the Offer during the past 52 weeks.

                  15. Moreover, as a practical matter, Benesse, by virtue of its stock ownership, has a blocking position and can effectively control the vote, absent the adoption of a procedural safeguard such as a requirement that the Offer be approved by a majority of Berlitz's public shareholders.

                  16. Because of the control exercised by Benesse over Berlitz, no third party, as a practical matter, can bid for the Company and thus, it is unlikely that other bidders will emerge for Berlitz.

                  17. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class and will consummate the transaction to the irreparable harm of the plaintiff and the Class.

                  18. Plaintiff and the other members of the Class have no adequate remedy at law. WHEREFORE, plaintiff demands judgment as follows:

                           (a) Declaring this to be a proper class action and
naming plaintiff as Class representative;

                           (b) Ordering defendants to carry out their fiduciary
duties to plaintiff and the other members of the Class, including the duties of care, loyalty, and candor;

                           (c) Granting preliminary and permanent injunctive
relief against the consummation of the Offer as described herein;

                           (d) In the event the Offer is consummated, rescinding
the transaction effected by defendants and a awarding rescissionary damages;

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                           (e) Ordering defendants, jointly and severally, to
pay to plaintiff and to other members of the Class all damages suffered and to be suffered by them as the result of the acts and transactions alleged herein;

                           (f) Awarding plaintiff the costs and disbursements of
the action including allowances for plaintiff's reasonable attorneys and experts fees; and

                           (g) Granting such other and further relief as may be
just and proper.

Dated:  January 2, 2001                     GOODKIND LABATON RUDOFF
                                               & SUCHAROW LLP



                                            By:  /s/ Jonathan M. Plasse
                                                 -------------------------------
                                                 Jonathan M. Plasse (7515)
                                            100 Park Avenue
                                            New York, New York  10017
                                            Tel: 212-907-0700
                                            Fax: 212-818-0477

                                            LOWEY DANNENBURG BEMPORAD
                                                & SELINGER, P.C.
                                            The Gateway, 11th Floor
                                            One North Lexington
                                            White Plains, New York  10601
                                            Tel: 914-997-0500
                                            Fax: 914-997-0035

                                            ENTWISTLE & CAPPUCCI LLP
                                            400 Park Avenue
                                            New York, New York  10022
                                            Tel: 212-894-7200
                                            Fax: 212-894-7272

                                            Attorneys for Plaintiff

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